EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of 27th day of January 2006, by and between Duckwall-ALCO Stores, Inc., a Kansas corporation (the "Company"), and John R. Sturdivant, an individual.

                             W I T N E S S E T H:

     WHEREAS, the Company desires to employ John R. Sturdivant as the Company's Senior Vice President, Stores (hereinafter the "Employee") on the terms and conditions set forth herein;

     NOW, THEREFORE, the Company and the Employee, each intending to be legally bound, hereby mutually covenant and agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

     The following terms used in this Agreement shall have the meanings set forth below:

          "Earned Obligations" shall mean, as of the date of Termination of Employment, the sum of (A) the Employee's aggregate Base Salary through such date to the extent not theretofore paid, plus(B) all vacation pay, expense reimbursements and other cash entitlements earned by the Employee hereunder as of such date to the extent not theretofore paid, plus (C) the Deferred Compensation and Severance payments required pursuant to Section 3(b) and 3(c) hereof.

          "Base Salary" shall mean the amount set forth in Section 3(a).

          "Board" shall mean the board of directors of the Company.

          "Cause" shall mean (i) the Employee's material violation of any of Sections 2(c), 4(a),4(b) or 4(c) of this Agreement; (ii) the Employee engaging in conduct which is fraudulent or illegal with respect to the Company or any of its subsidiaries; (iii) the Employee's gross negligence in the performance or nonperformance of his duties or responsibilities hereunder; (iv) the Employee's engagement in misconduct which is materially injurious or materially damaging to the Company or any of its subsidiaries or the reputation of the Company or any of its subsidiaries; (v) the Employee's conviction of, or plea of nolo contendere to, a felony; (vi) failure to cooperate with regulatory or legal proceedings; or (vii) material breach of Company policy.

          "Competitor" shall have the meaning set forth in Section 4(b).

          "Confidential Information" shall have the meaning set forth in
Section 4(c).

          "Change of Control" shall mean a change in control of a nature as set forth in the Duckwall-ALCO Stores, Inc. Incentives Stock Option Plan of 2003, or as may be amended ("ISO Plan").

          "Disability" shall mean Employee's permanent disability or incapacity as determined in accordance with the Company's disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity


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shall be determined by the Company in its good faith judgment based upon inability to perform the essential functions of his position, with reasonable accommodation by the Company, for a period in excess of 180 days during any period of 365 calendar days.

          "Good Reason" means assignment of the Employee to duties and responsibilities that are substantially inconsistent with the scope of the duties and responsibilities of Employee as set forth herein or the Company has a Change in Control.

          "Person" shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity or governmental or other agency or political subdivision thereof.

          "Term" shall mean the period beginning on the date of this Agreement and ending as provided in Section 2(b).

          "Termination of Employment" shall mean (i) the Employee's death or Disability, (ii) termination by the Company of the Employee's employment for Cause or without Cause, (iii) resignation by the Employee from the employ of the Company, (iv) retirement of the Employee or (v) expiration of the Term.

                                   SECTION 2.
                               EMPLOYMENT AND TERM

      (a) Employment. The Company hereby offers to employ the Employee as Employee of the Company and each of its subsidiaries, and the Employee hereby accepts such employment, for the Term.

      (b) Term. The Term shall commence on February 13, 2006 and end on January 31, 2007 ("Original Term"). The Term shall automatically extend for successive one year periods (each, a "Supplemental Term") following the expiration of the Original Term unless either party delivers written notice to the other party no later than 60 days preceding the end of the Original Term or any Supplemental Term, as the case may be, of intent not to renew. See also Section 5.

      (c) Duties. The Employee shall have all powers, duties and responsibilities commensurate with his position as set forth in Section 2 hereof or as may be assigned by the Company from time to time (provided any such powers, duties and responsibilities assigned by the Company are commensurate with such position). The Employee shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Employee from managing his personal investments, personal business affairs and other personal matters, or serving on civic or charitable boards or committees, provided that none of such activities interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company or its subsidiaries. The Employee shall not serve on the Board of Directors or similar governing body of any for-profit Person without the consent of the Company, which consents will not be unreasonably withheld. The Employee shall report to the President of the Company.


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                                   SECTION 3.
                            COMPENSATION AND BENEFITS

      (a) Base Salary. For services performed by the Employee for the Company and its subsidiaries pursuant to this Agreement, the Company shall pay the Employee an initial Base Salary of One Hundred Eighty Thousand Dollars ($180,000.00) per year, payable in accordance with the Company's regular payroll practices and subject to annual review by the Company to consider increases.

      (b) Bonus. The Company shall have a bonus plan for the Employee as follows: If the Company has a Return on Equity ("ROE") as later defined of at least .0715 percent (7.15%) after the completion of fiscal year 2007, and such percentage thereafter as set forth by the Company, Employee will receive a bonus of thirty-five percent (35%) of his base pay, all paid within 30 days after determination. ROE is defined for any completed fiscal year as (Earnings from continuing operation before discontinued operations excluding cumulative change in accounting and one-time termination benefits recognized in accordance with FAS 146) divided by (stockholders' equity beginning of year plus stockholders' equity end of year divided by two). The Company, at its sole discretion may pay, or not pay any other bonus as it determines. Employee agrees to reimburse the Company and/or have the Company offset any payments due to Employee to the extent that any bonuses are paid on financial information which is later determined to be materially overstated and results in any financial restatement, which would have lessened the amount paid to Employee. Notwithstanding the foregoing, if the Employee fails to receive a Bonus for the fiscal year 2007 and that year only, the Company shall pay to the Employee the sum of Ten Thousand Dollars ($10,000.00). Said sum to be paid on April 1, 2007 provided that this Agreement has not been terminated prior to that date.

      (c) Other Benefits. In addition to the Base Salary and participation in the Company's bonus plans, the Employee shall also be entitled to the following:

      (1) Participation in Benefit Plans. The Employee shall be entitled to participate in the executive-level benefit arrangements maintained by the Company for their executives generally or as modified herein. The Employee shall also be entitled to participate in all other welfare and benefit plans maintained by the Company and/or its subsidiaries for their respective employees generally commencing on the date of his employment.

      (2) Vacation. The Employee shall be entitled to two (2) weeks of paid vacation during fiscal year 2007 and three (3) weeks of paid vacation thereafter and shall have paid holidays consistent with the Company's practices. Any unused vacation shall not carry over and Employee will not receive additional compensation for same.

      (3) Options. Subject to the approval of the Company's Compensation Committee, the Employee shall receive options to purchase Ten Thousand (10,000) company shares of common stock in accordance with the terms and conditions of the Duckwall-Alco Stores, Inc. 2003 Stock Option Plan ("ISO Plan"). The grant date shall be the date the grant is approved by the Compensation Committee and the option price shall be the market price on the date of the grant.

      (4) Moving Expense Reimbursement. The Company will reimburse the Employee for his actual expenses not to exceed Seventy-Five Thousand Dollars ($75,000.00) incurred by Employee for (i) any real estate commission paid by the Employee in the sale of his residence in Atlanta, Georgia, (ii) the expenses incurred by Employee in moving his


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furniture and personal possessions from Atlanta, Georgia to Abilene, Kansas and
(iii) expenses incurred by Employee for temporary housing in Abilene, Kansas for a period of not to exceed one (1) year.

      (5) Automobile. The Company will provide a company automobile to the Employee.

      (d) Expenses. The Company shall reimburse the Employee for all ordinary and necessary expenses incurred and paid by the Employee in the course of the performance of the Employee's duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of approval and reporting of such expenses.

                                   SECTION 4.
                                    COVENANTS

      (a) Non-Interference. For a period ending on the second anniversary of the Termination of Employment of the Employee, the Employee agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any Person, (i) soliciting or encouraging any Employee of the Company or its subsidiaries who is employed in an executive, managerial, administrative or professional capacity or who possesses Confidential Information (as defined below), to leave the employment of the Company or its subsidiaries or (ii) soliciting any customer of the Company or any of its subsidiaries on behalf of any Competitor.

      (b) Noncompetition. For a period ending on the second anniversary of the Termination of Employment of the Employee, the Employee will not, either directly or indirectly, own, manage, operate, join or control or participate (or serve as a consultant or in a similar position) in the ownership, management operation or control of, any business, entity, firm, partnership, corporation or other Person, whether, private, governmental or quasi-governmental ("Competitor"), other than the Company and its subsidiaries, which is engaged, directly or indirectly, in any state where the Company has a retail establishment, including (i) the business of the development, design, production, supply, sale or distribution of small variety or discount retail stores or (ii) any other business engaged in or being developed by the Company or its subsidiaries in which the Employee has played a material role in the acquisition, development or management of such business; provided, however, that the Employee will not be deemed to engage in any of the businesses of any publicly traded corporation solely by reason of his ownership of less than 2% of the outstanding stock of such Person or by serving as a director on the board of directors of a customer or supplier of the Company at the request of the Company.

      (c)  Nondisclosure of Confidential Information.

           (l) Company Information. In the performance of his duties, the Employee has previously had, and may be expected in the future to have, access to Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, methods, strategies, services, customer lists, prospective customer lists, customer records, telephone lists and all other information with respect to customers (including, but not limited to, customers of the Company on whom he called or with whom he became acquainted during the term of his employment), documents, notes, working papers, records,


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systems, contracts, agreements, market data and related information, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing plans, finances, pricing and credit documents and policies, service development techniques or plans, business acquisition plans, new personnel acquisition plans or other business information presently owned or at any time hereafter developed by the Company or its subsidiaries, agents or consultants or used presently or at any time hereafter in the course of the business of the Company and its subsidiaries, that are not otherwise part of the public domain (collectively, the "Company Information"). All such Company Information is considered secret and has been and/or will be disclosed to the Employee in confidence, and the Employee acknowledges that, as a consequence of his employment and position with the Company and its subsidiaries, the Employee will have access to and become acquainted with Company Information. Except in the performance of his duties to the Company or its subsidiaries, the Employee shall not, during the Term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Company Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Company Information, which the Employee has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Company Information. Upon termination of this Agreement, or whenever requested by the Company, the Employee shall promptly deliver to the Company any and all of the Company Information and copies thereof, not previously delivered to the Company or its subsidiaries, that may be in the possession or under the control of the Employee. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between or among the Employee and the Company (and/or any of its subsidiaries), (ii) such Company Information which has become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved, (iii) the Employee's general skills and education, and know-how of broad application known to the Employee or independently developed by the Employee prior to the Employee's employment by the Company or (iv) the Employee is required to disclose Company Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, that the Employee shall, prior to any such disclosure, immediately notify the Company of such requirement and provided further, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Company Information to be so disclosed on such terms as it shall determine.

           (2) Third Party Information. In the performance of his duties, the Employee has previously had, and may be expected in the future to have, access to confidential or proprietary information with respect to third parties which is subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes (the "Third Party Information"). Except in the performance of his duties to the Company or its subsidiaries, the Employee shall not, during the Term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Third Party Information.

      (d)  Enforcement.

           (1) The Employee acknowledges that violation of any of the covenants and agreements set forth in this Section 4 would cause the Company or any of its subsidiaries irreparable damage for which the Company or any of its subsidiaries cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by the Employee of this Section 4, the Company or its subsidiaries shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or


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otherwise (without being required to post a bond). Employee agrees to pay all of the Company's court costs and attorneys' fees incurred in enforcing its rights under this Section 4 and all other obligations of Employee under this Employment Agreement. This provision shall not, however, be construed as a waiver of any of the rights which the Company or its subsidiaries may have for damages under this Agreement or otherwise, and all of the Company's and its subsidiaries' rights and remedies shall be unrestricted. This Section 4 shall survive termination of this Agreement or Termination of Employment for any reason whatsoever.

           (2) If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In particular, if any of the covenants or agreements set forth in Section 4, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or the areas of such provision or otherwise limit any such provision, and, in its reduced form, such provision shall then be enforceable. The parties intend that each covenant set forth in this Section 4 shall be deemed to be a series of separate covenants, one for each and every county and political subdivision to which it is applicable.

           (3) The Employee understands that the provisions of this Section 4 may limit his ability to earn a livelihood in a business similar to the business of the Company and its subsidiaries but nevertheless agrees and hereby acknowledges that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its subsidiaries and the consideration provided under this Agreement, including, without limitation, any amounts or benefits provided hereunder, is sufficient to compensate the Employee for the restrictions contained in this Section 4. In consideration of the foregoing and in light of the Employee's education, skills and abilities, the Employee agrees that he will not assert, and it should not be considered, that any provisions of this Section 4 prevented him from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.


           (4) Each of the covenants of this Section 4 is given by the Employee as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement and accept the obligations hereunder.

                                   SECTION 5.
                                  TERMINATIONS

      (a) Termination of Agreement. At the Termination of Employment, Sections 4(a)(b)(c)d) and Section 5(c) will survive.

      (b) Procedures Applicable to Termination of Employment. The Employee may resign upon notice to the Company. The Employee must, however, give at least thirty (30) days advance notice of his resignation. The Company may notify the Employee that his employment is terminated, with or without Cause, or for Disability and in such case the date of


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


Termination of Employment will be the date such notice is given.

      (c) Obligations of the Company and the Employee Upon Termination of Employment.

      (1)  Termination In the Event of Death or Disability.

                (A) In the event of the Employee's death or Disability, the Company shall pay to the Employee or the Employee's heirs, estate or legal representatives, as the case may be, the following:

                     (i)   all Earned Obligations in a lump sum within thirty
(30) days after the date of Termination of Employment; and

                     (ii) any benefits earned by the Employee as of the date of Termination of Employment under all qualified and non qualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

                (B) In the event of Termination of Employment as a result of the Employee's Disability, the Company shall keep in force existing health and dental benefits for the Employee and his dependents for a period of twelve (12) months from the date of Termination of Employment on the basis in effect at the time of such Termination of Employment.

                (C) In the event of Termination of Employment as a result of the Employee's Disability, the Employee agrees that the covenants made by the Employee set forth in Sections 4(a) and 4(b) of this Agreement will remain in effect for the period specified therein.

      (2) Termination Without Cause. for Good Reason. or Company's Failure to Extend.

                (A) In the event that the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason (but excluding Termination of Employment by reason of the Employee's death or Disability), or the Company fails to extend in accordance with Section 2, the Company shall pay to the Employee the following:

                     (iii) all Earned Obligations in a lump sum within thirty
(30) days after the date of Termination of Employment;

                     (iv) any benefits earned by the Employee as of the date of Termination of Employment under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements;

                     (v) the Company shall pay to the Employee, subject to applicable withholding, one additional year of Base Salary paid in accordance with the Company's regular payroll practices; and

                     (vi) the Company shall continue all benefits coverage of the Employee and his dependents provided under the Company's benefit plans or policies (or under other benefit plans or policies that provide substantially equivalent coverage) for the unexpired portion of the Original Term and/or Supplemental Term.

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


                (B) If the Employee obtains other employment that would cause Employee to violate Section 4(b) were it then in effect during the period the Company remains obligated to compensate Employee as set forth in this Section 5, the Employee shall promptly notify the Company thereof and of the aggregate gross compensation payable to Employee in respect of such other employment, and the Company shall have the right to deduct, dollar for dollar, from the amount payable by the Company to Employee the gross aggregate amount of compensation Employee receives from such other employment.

                (C) The Employee agrees that the covenants made by the Employee set forth in Sections 4(a) and 4(b) of this Agreement will remain in effect for the period specified therein.

      (3)  Other Terminations.

                (A) In the event of Termination of Employment for any other reason (including a termination for Cause or resignation), the Company shall pay to the Employee the following:

                     (vii)  all Earned Obligations in a lump sum within thirty
(30) days after the date of Termination of Employment; and

                     (viii) any benefits earned by the Employee as of the date of Termination of Employment under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

                (B) The Employee agrees that the covenants made by the Employee set forth in Sections 4(a) and 4(b) of this Agreement will remain in effect for the periods specified therein.

      (4) Exclusivity. The amounts payable to the Employee pursuant to Sections 5(c), as the case may be, shall be the Employee's sole remedy in the event of the Termination of Employment of the Employee, and the Employee waives any and all rights to pursue any other remedy at law or in equity; provided, however, that this shall not constitute a waiver of any rights provided under any federal, state or local laws or regulations relating to discrimination in employment and provided, further, that nothing in this Section 5(c) or elsewhere in this Agreement is intended to limit the Employee's rights under Company Plans or applicable law which by their terms survive the applicable Termination of Employment.

                                   SECTION 6.
                            EMPLOYEE REPRESENTATIONS

      (a) Employee represents that he is free to enter into this Agreement and that he has no outstanding agreements which would prohibit him from the execution of this Agreement and carrying out the responsibilities delegated herein.


                                   SECTION 7.
                                  MISCELLANEOUS

      (a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the successors and assigns of the Company.


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


The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of assets or stock, liquidation, or otherwise), by agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed to be the "Company" for purposes of this Agreement.

      (b) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

           (1)  if to the President or the Company, to:

                Duckwall-ALCO Stores, Inc.
                401 Cottage Street
                Abilene, KS 67410
                Attention:  Bruce C. Dale, President


           (2)  if to the Employee to:

                John R. Sturdivant
                401 Cottage Street
                Abilene, KS  67410


     Any such address may be changed by written notice sent to the other party at the last recorded address of that party.

      (c) Tax Withholding. The Company shall provide for the withholding of any taxes required to be withheld under federal, state and local law (other than the employer's portion of such taxes) with respect to any payment in cash and/or other property made by or on behalf of the Company to or for the benefit of the Employee under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to the Employee or (ii) make other satisfactory arrangements with the Employee to satisfy such withholding obligations.

      (d) No Assignment; No Third-Party Beneficiaries. Except as otherwise expressly provided in Section 6.1 herein, this Agreement is not assignable by any party, and no payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge. No person shall be, or deemed to be, a third-party beneficiary of this Agreement.

      (e) Execution in Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on anyone counterpart.

      (f) Governing Law: Jurisdiction: The validity of this Agreement and the interpretation

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


and performance of all its terms shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to the choice of law rules thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court sitting the District of Kansas in the event any dispute that the parties fail to resolve arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement in any court other than courts set forth above. In any such proceeding, the parties agree to accept service of process by mail at the addresses herein provided for notice.

      (g) Headings. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                           DUCKWALL-ALCO STORES, INC.





                           By:  /s/ Charles E. Bogan
                                ---------------------------------------
                                Charles E. Bogan, Vice President




                                /s/ John R. Sturdivant
                                ---------------------------------------
                                John R. Sturdivant


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